THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

August 2, 2023

VIA HAND DELIVERY

Vandana Sriram

51 Robinson Road

Lexington, MA 02420

Re: Separation Agreement and Release

Dear Vandana:

This letter summarizes the terms of your separation from employment with Azenta, Inc. (the “Company”). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and the considerations as outlined below.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it.

1.Employment Status and Final Payments:

(a)Termination Date: Your termination from employment with the Company will be effective as of August 18, 2023 (the “Termination Date”). As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law.

(b)You hereby acknowledge that you have been paid all earned wages and for all accrued but unused vacation time as of the Termination Date.

(c)The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you are enrolled in the Company’s medical plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

(d)You hereby acknowledge (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) having reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Releasees.

2.Consideration: In exchange for, and in consideration of, your full execution of this Agreement, the Company agrees as follows:

(a)Eligibility for an FY 2023 pro-rata PBVC payment based on your termination date in the late November 2023 time period and subject to the calculation of the financial metric goals and weighting provisions as stipulated within the FY 2023 PBVC plan.

(b)Two additional cash payments in September and November 2023 to reflect the value of the RSU time-based vesting of Azenta shares on the vesting anniversary date that you would have earned had you been an employee. The number of RSU’s are 1,219 with a September 13, 2023 vesting date and 273 and 840 respectively with a November 15, 2023 vesting date.  The gross cash payment subject to normal withholdings will be based on the closing price of AZTA stock on the respective vesting dates.

3.Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)In exchange for the amounts described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) and (f) below, this means that by signing this Agreement, you are agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims(such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) and (f) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act (“EPA”), the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Non-Discrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, The

Massachusetts Earned Sick Leave law, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d)You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes the Massachusetts Payment of Wages Act (M.G.L. ch. 149 §§148 and 150), the Massachusetts Overtime regulations (M.G.L. ch.151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch.149 §§ 100 and 101), and the Earned Sick Time Law (M.G.L. ch. 149, § 148C), and any other state wage and hour related claims arising out of or in any way connected with your employment with the Company, including any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law.

(e)Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord & satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation, paid family and medical leave, or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes; or (v) prevents you from exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees; although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency.

(f) For avoidance of doubt, and to ensure clarity, while you acknowledge not having raised a claim of sexual harassment or abuse with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, whether because you are cooperating in an investigation or other legal proceeding on your own initiative or whether you have been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

4.Accord and Satisfaction: The amounts described in Sections 1 and 2 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

5.Company Files, Documents and Other Property: Other than as permitted in Section 3(e) and 3(f), you represent that you have returned to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, names and addresses of Company customers, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company.

6.Future Conduct:

(a) The Employee Non-solicitation and Proprietary Information Agreement: By signing this Agreement you are acknowledging your post-employment obligations as set out in the Employee Non-solicitation and Proprietary Information Agreement you signed as a condition of being hired, and you are agreeing to comply, and representing you will comply, with those obligations.

(b)Confidentiality of this Agreement: Other than as permitted in Section 3(e) and 3(f) above, you agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the amount of the severance and benefits agreed to in this Agreement to any person or organization other than (i) your immediate family, (ii) your accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services, (iii) to the taxing authorities, (iv) the unemployment compensation agency; or (v) when otherwise compelled by law.

7.Representations and Governing Law:

(a)This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company. This Agreement may not be changed, amended, modified, altered, or rescinded except upon the express written consent of both the Company and you.

(b)If any provision of this Agreement, or part thereof, is held invalid, void, or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(d)This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you, and the Company expressly denies that it has engaged in any such conduct.

(e)You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(f)This Agreement may be signed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The Parties also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.

8.Effective Date: If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me by August 7, 2023. You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to Bill Montone located at 200 Summit Drive, Burlington, MA 01803 (William.Montone@Azenta.com).

Very truly yours,

Azenta, Inc.

By: /s/ William T. Montone

William T. Montone

Authorized Representative of Azenta, Inc.

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

___/s/ Vandana Sriram____________________________

Vandana Sriram

Date: ____August 4, 2023_______________________